FIFTH THIRD BANCORP AMENDED AND RESTATED STOCK INCENTIVE PLAN FOR
SELECTED EXECUTIVE OFFICERS, EMPLOYEES AND DIRECTORS OF THE
CUMBERLAND FEDERAL BANCORPORATION, INC.
(Formerly The Cumberland Federal Bancorporation, Inc. Stock
Incentive Plan)

Fifth Third Bancorp, Cincinnati, Ohio ("Fifth Third") and The Cumberland Federal Bancorporation, Inc., Louisville, Kentucky ("The Cumberland") entered into an Affiliation Agreement and an Agreement of Merger, both dated as of January 10, 1994 (such agreements hereinafter referred to respectively as the "Affiliation Agreement" and the "Merger Agreement") pursuant to which The Cumberland will be merged into Fifth Third with Fifth Third as the surviving corporation (the "Merger"). Under the terms of the Affiliation Agreement, Fifth Third has agreed to assume The Cumberland's obligations under The Cumberland Federal Bancorporation, Inc. Stock Incentive Plan (the plan as assumed by Fifth Third will hereinafter be referred to as the "Plan") effective as of the date of the Merger. The Plan, as assumed by Fifth Third, will apply to certain executive officers, employees and nonemployee directors of The Cumberland and The Cumberland's subsidiaries as in existence prior to the effective time of the Merger who held options to purchase shares of The Cumberland. Attached hereto as Exhibit 1 is a list of the Options outstanding at the effective time of the Merger.

At the effective time of the Merger, in accordance with Article V of the Affiliation Agreement, each outstanding Option to purchase The Cumberland Common Stock pursuant to the Plan (the "Options") shall continue outstanding as an Option to purchase in place of the purchase of shares of The Cumberland Common Stock the number of shares (rounded up to the nearest whole share) of Fifth Third Common Stock that would have been received by the Optionee in the Merger had the Option been exercised in full (without regard to any limitations contained therein on exercise) for shares of The Cumberland Common Stock immediately prior to the effective time, upon the same terms and conditions under the relevant Option as were applicable immediately prior to the effective time, except for appropriate pro rata adjustments to the relevant per share Option price for shares of Fifth Third Common Stock substituted therefor so that the aggregate Option exercise price of shares subject to an Option immediately prior to such assumption remains the same. (Capitalized terms used herein shall have the meanings assigned to them in the Affiliation Agreement and Merger Agreement unless otherwise defined herein).

The entire text of the Plan following the effective date of the Merger is as follows:

Section 1. Purpose. The Plan shall be known as the Fifth Third Bancorp Amended and Restated Stock Incentive Plan for Selected Executive Officers, Employees and Directors of The Cumberland Federal Bancorporation, Inc. (formerly The Cumberland Stock Incentive Plan) (the "Plan"). The Plan amends and restates The Cumberland Stock Incentive Plan. The purpose of the Plan is to advance the interests of Fifth Third and its shareholders by affording to certain executive officers, key employees and nonemployee directors of The Cumberland an opportunity to acquire or increase their proprietary interest in Fifth Third by the grant to such officers and directors of Options under the terms set forth herein. It is anticipated and intended that Options granted under this Option Plan will be Nonqualified Stock Options governed by
Section 83 of the Internal Revenue Code of 1986, as amended (the
"Code").

Section 2. Administration. The Plan shall be administered by a committee of not less than three directors of Fifth Third, none of whom is a full-time officer or employee of Fifth Third or any Fifth Third subsidiary. The committee members, when acting to administer the Plan, are referred to as the "Plan Administrators." The Plan Administrators shall be appointed by the Board of Directors of Fifth Third (the "Board") and shall be disinterested persons, within the meaning of Rule 16b-3 promulgated pursuant to the provisions of the Securities Exchange Act of 1934. Any action of the Plan Administrators shall be taken by majority vote or the unanimous written consent of the Plan Administrators.

Section 3. Authority of Plan Administrators. Subject to the other provisions of the Plan, and with a view to effecting its purpose, the Plan Administrators shall have sole authority, in their absolute discretion: (a) to construe and interpret the Plan; (b) to define the terms used herein; (c) to prescribe, amend, and rescind rules and regulations relating to the Plan; (d) to determine the employees to whom Options are granted under the Plan; (e) to determine the time or times at which employee Options shall be granted under the Plan; (f) to determine the number of shares subject to each employee Option, the Option price, and the duration of each Option granted under the Plan; (g) to determine all of the other terms and conditions of employee Options granted under the Plan; and (h) to make all other determinations necessary or advisable for the administration of the Plan and to do everything necessary or appropriate to administer the Plan. All decisions, determinations, and interpretations made by the Plan Administrators shall be binding and conclusive on all participants in the Plan and on their legal representatives, heirs and beneficiaries. Nothing in this Section 3 shall be construed to give the Plan Administrators the authority to select any Plan Administrator as a person to whom stock may be allocated pursuant to the Plan, or to determine the number or maximum number of shares of stock which may be allocated to any Plan Administrator.

Section 4. Maximum Number of Shares Subject to the Plan. The maximum aggregate number of shares of Common Stock available pursuant to the Plan, subject to adjustment as provided in Section 7 hereof, shall be 177,309. If any of the Options granted under the Plan expire or terminate for any reason before they have been exercised in full, the unpurchased shares subject to those expired or terminated Options shall again be available for the purposes of the Plan.

Section 5. Eligibility and Participation. Only officers, nonemployee directors and regular full-time employees of The Cumberland as in existence prior to the effective time of the Merger shall be eligible for selection by the Plan Administrators to participate in the Plan. Participants as of the time the Merger is consummated shall be eligible to participate in the Plan to the extent that such Participants held outstanding Options under The Cumberland Stock Incentive Plan as of the effective date of the Merger.

Section 6. Effective Date and Term of Plan. The Plan shall be deemed amended effective as of the close of business on the date the Merger of The Cumberland with and into Fifth Third is consummated (the "Effective Date"). All outstanding Options were originally granted under The Cumberland Stock Incentive Plan. After consummation of the Merger, no further Options shall be granted under the Plan.

Section 7. Adjustments. If the shares of Common Stock of Fifth Third as a whole are increased, decreased, changed into, or exchanged for a different number or kind of shares or securities through merger, consolidation, combination, exchange of shares, other reorganization, recapitalization, reclassification, stock dividend, stock split, or reverse stock split, an appropriate and proportionate adjustment shall be made in the number and kind of shares as to which Options may be granted under this Plan. A corresponding adjustment changing the number and kind of shares allocated to unexercised Options or portions thereof, which shall have been granted prior to any such change (including any to be granted pursuant to Section 25 of the Plan), shall likewise be made. Any such adjustment in outstanding Options shall be made without change in the aggregate purchase price applicable to the unexercised portion of the Option, but with a corresponding adjustment in the price for each share or other unit of any security covered by the Option.

Section 8. Termination and Amendment of Plan. The Plan shall terminate on January 20, 1997. Subject to the limitation contained in Section 9 herein, the Plan Administrators may at any time amend or revise the terms of the Plan, including the form and substance of the option agreement to be used hereunder, provided that no amendment or revision shall (a) increase the maximum aggregate number of shares that may be sold, appreciated, or distributed pursuant to Options granted under the Plan, except as permitted under Section 7 herein; (b) change the minimum purchase price for shares under Section 17; (c) increase the maximum term established under the Plan for any Option; or (d) permit the granting of an Option to anyone other than as provided in Section 5 herein.

Section 9. Prior Rights and Obligations. No amendment, suspension, or termination of the Plan shall, without the consent of the director, officer, or employee who has received an Option alter or impair any of that director's, officer's, or employee's rights or obligations under any Option granted under the Plan prior to that amendment, suspension, or termination. No amendment, suspension, or termination of the Plan may be made with respect to Options granted to non-employee directors, without the approval of Fifth Third's shareholders.

Section 10. Privileges of Stock Ownership. Notwithstanding the exercise of any Option granted pursuant to the terms of the Plan, no director, officer, or employee shall have any of the rights or privileges of a shareholder of Fifth Third in respect of any shares of stock issuable upon the exercise of his Option until certificates representing the shares have been issued and delivered. No shares shall be required to be issued and delivered upon exercise of any Option unless and until all of the requirements of law and of all regulatory agencies having juris-diction over the issuance and delivery of the securities shall have been fully complied with.

Section 11. Reservation of Shares of Common Stock. Fifth Third, during the term of the Plan, will at all times reserve and keep available such number of shares of its Common Stock as shall be sufficient to satisfy the requirements of the Plan. In addition, Fifth Third will from time to time, as is necessary to accomplish the purposes of the Plan, seek or obtain from any regulatory agency having jurisdiction any requisite authority in order to issue and sell shares of Common Stock hereunder. The inability of Fifth Third to obtain from any regulatory agency having jurisdiction the authority deemed by Fifth Third's counsel to be necessary to the lawful issuance and sale of any shares of its stock hereunder shall relieve Fifth Third of any liability in respect of the non-issuance or sale of the stock as to which the requisite authority shall not have been obtained.

Section 12. Tax Withholding. The exercise of any Option under the Plan is subject to the condition that if at any time the Plan Administrators shall determine, in their discretion, that the satisfaction of withholding tax or other withholding liabilities under any state or federal law is necessary or desirable as a condition of, or in connection with, such exercise or the delivery or purchase of shares pursuant thereto, then in such event, the exercise of the Option shall not be effective unless such withholding shall have been effected or obtained in a manner acceptable to Fifth Third. The Plan Administrators, in their discretion, may permit the recipient of an Option to settle required tax withholding obligations by tendering to Fifth Third shares of the Common Stock valued at the fair market value of the shares, as determined by the Plan Administrators in accordance with
Section 17 herein on the date the withholding amount is determined.

Section 13. Beneficiaries. The Plan Administrators, in their discretion, may allow the recipient (the "Recipient") of any Option (collectively, the "Benefits") to designate in writing any person or trust (the "Beneficiary") to receive upon the Recipient's death such of the Benefits as may be transferred pursuant to the Plan.
A beneficiary designation may be revoked in writing at any time, but no new designation or revocation of a beneficiary designation shall be effective until it is actually received and acknowledged by Fifth Third. If the Recipient dies before receiving or exercising any of the Benefits, the remaining Benefits shall be transferred to the primary Beneficiary if the primary Beneficiary is then living. If the primary Beneficiary is not living, the Benefits shall be transferred to the secondary Beneficiary, if any. If neither the primary Beneficiary nor the secondary Beneficiary is living at the time of the Recipient's death, the Benefits shall be transferred to the Recipient's estate, and exercisable, if at all,
by his personal representative.   Unless otherwise directed by the
Recipient, multiple Beneficiaries shall share equally.

Section 14. Option Terms and Conditions. The terms and conditions of Options granted under the Plan may differ from one another as the Plan Administrators shall in their discretion determine, as long as all Options granted under the Plan satisfy the requirements of the Plan.

Section 15. Allotment of Shares. Options may be allotted to such eligible officers and employees, and in such amounts, as the Plan
Administrators in their discretion may from time to time determine.

Section 16. Duration of Options. Each Option and all rights thereunder granted pursuant to the terms of the Plan shall expire on the date determined by the Plan Administrators, but in no event shall any Option granted hereunder expire later than ten (10) years from the date on which such option was granted under The Cumberland Stock Incentive Plan. Each Option shall be subject to early termination as provided in the Plan.

Section 17. Purchase Price. The purchase price for shares acquired pursuant to the exercise, in whole or in part, of any Option shall not be less than the fair market value of the shares at the time of the grant of the Option by The Cumberland, as adjusted pursuant to the Affiliation Agreement. Fair market value shall be determined by the Plan Administrators on the basis of such factors as they deem appropriate; provided, however, that if at the time the determination of fair market value is made, those shares are admitted to trading on a national securities exchange for which sales prices are regularly reported, the fair market value of those shares shall not be less than the mean of the high and low asked or closing sales prices reported for the Common Stock on that exchange on the day or most recent trading day preceding the date on which the Option is granted. For purposes of this Section 17, the term "national securities exchange" shall include the National Association of Securities Dealers Automated Quotation System and the over-the-counter market.

Section 18. Exercise of Options. Each Option is immediately exer-cisable in one or more installments during its term. No Options may be exercised for a fraction of a share of Common Stock. The purchase price of any shares purchased shall be paid in full in cash, by certified or cashier's check payable to the order of Fifth Third, by transfer of shares of Common Stock (if permitted by the Plan Administrators), or by a combination of cash, check, or shares of Common Stock, at the time of exercise of the Option. If any portion of the purchase price is paid in shares of Common Stock, those shares shall be tendered at their then fair market value as determined by the Plan Administrators in accordance with Section 17 hereof.

Section 19. Written Notice Required. Any Option granted pursuant to the terms of the Plan shall be exercised when written notice of that exercise has been given to Fifth Third at its principal office by the person entitled to exercise the Option, and full payment for the shares with respect to which the Option is exercised has been received by Fifth Third.

Section 20. Compliance with Securities Laws. Shares shall not be issued with respect to any Option granted under the Plan unless the exercise of that Option and the issuance and delivery of the shares pursuant thereto shall comply with all relevant provisions of state and federal law, including, without limitation, the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for Fifth Third with respect to such compliance. The Plan Administrators may also require a director, officer, or employee to whom an Option has been granted (the "Optionee") to furnish evidence satisfactory to Fifth Third, including a written and signed representation letter and consent to be bound by any transfer restrictions imposed by law, legend, condition, or otherwise, that the shares are being purchased only for investment purposes and without any present intention to sell or distribute the shares in violation of any state or federal law, rule, or regulation. Further, each Optionee shall consent to the imposition of a legend on the shares of Common Stock subject to his Option restricting their transferability as required by law or by this Section 20.

Section 21. Employment of the Optionee. Nothing in the Plan or in any Option granted hereunder shall confer upon any Optionee any right to continued employment by Fifth Third or any of its subsidiaries, or limit in any way the right of Fifth Third or any subsidiary at any time to terminate or alter the terms of that employment.

Section 22. Option Rights Upon Termination of Employment. When any Optionee under the Plan no longer serves as an officer and employee for Fifth Third or any of its affiliates or subsidiaries for any reason other than death, his Option shall immediately terminate; provided, however, that the Plan Administrators in their discretion may allow the Option to be exercised, to the extent exercisable on the date of termination of employment, at any time within three years after the date of termination of employment, unless either the Option or the Plan otherwise provides for earlier termination.

Section 23. Option Rights Upon Death of Optionee. Except as otherwise limited by the Plan Administrators or the Plan at the time of the grant of an Option, if an Optionee dies while in service as a director, officer, or employee of Fifth Third or any of its subsidiaries, his Option shall expire one year after the date of death unless by its terms it expires sooner. During this one year or shorter period the Option may be exercised, to the extent that it remains unexercised on the date of death, by the person or persons designated pursuant to Section 13 of the Plan or, in the absence of any such designation, by the person or persons to whom the Optionee's rights under the Option shall pass by will or by the laws of descent and distribution, but only to the extent that the Optionee is entitled to exercise the Option at the date of death.

Section 24. Options Not Transferable. Options granted pursuant to the terms of the Plan may not be sold, pledged, assigned, or transferred in any manner otherwise than by designation pursuant to
Section 13 of the Plan, by will, or by the laws of descent or distribution and may be exercised during the lifetime of an Optionee only by the Optionee.

Section 25. Grant of Director Options. As assumed by The Cumberland, The Cumberland Federal Savings Bank granted to Albert
E. Dix, George E. Dudley, John C. Everett, Dale H. Fisher, Donald
W. Giffen, William W. Hancock, Jr., Eugene V. Petrik, and Bosworth
M. Todd, Jr. (the "Director Optionees") nonqualified Options to purchase at the time of the grant an aggregate of 32,585 shares of common stock adjusted in accordance with Section 7 of the Plan to be divided equally among them, at an initial grant price of $10.25 per share. Options to the Director Optionees were granted effective as of September 29, 1987, the date the Plan was approved by The Cumberland Federal Reserve Bank's shareholders, and will terminate and expire, to the extent not previously exercised, ten years after the effective date of that Plan. Notwithstanding the preceding sentence, when a Director Optionee no longer serves on the Board of Directors for Fifth Third or any Fifth Third affiliate or subsidiary for any reason other than death, his Option shall terminate completely at the end of 18 months after such termination and may be exercised during those 18 months only to the extent the Director Optionee was entitled to exercise the same immediately prior to such termination. If a Director Optionee's service on the Board of Directors of Fifth Third or a Fifth Third affiliate or subsidiary terminates by reason of his death, the provisions of
Section 23 of this Plan shall control. Unless otherwise provided in this Section 25 or prohibited by Rule 16b-3 under the Securities Exchange Act of 1934, the provisions of Sections 7, 18, 19, 20, 23 and 24 of the Plan shall apply to the grant of Options to the Director Optionees.

Each former director of The Cumberland who was not an employee of The Cumberland or its subsidiaries and as of April 27, 1993 had not previously received any options under the Plan (the "New Director Optionee") received a one-time grant of 4,000 options upon the later to occur of April 27, 1993 or first election as a director of The Cumberland. The purchase price of shares acquired pursuant to the exercise, in whole or in part, of any Option is equal to the closing sale price for the Common Stock on the national securities exchange on which the shares are admitted for trading on the date on which the Option was granted, or if no sales were reported on that date, then on the next preceding trading date for which a sale was reported. For purposes of this Section 25, the term "national securities exchange" shall include the National Association of Securities Dealers Automated Quotation System and the over-the-counter market. The Options will terminate and expire, to the extent not previously exercised, ten years after the date of grant. Notwithstanding the preceding sentence, if the New Director Optionee no longer serves on the Board of Directors of Fifth Third or any Fifth Third affiliate of subsidiary for any reason other than death, his Option shall terminate completely at the end of 18 months after such termination and may be exercised during those 18 months. If the New Director Optionee's service on the Board of Directors of Fifth Third or a Fifth Third affiliate or subsidiary terminates by reason of his death, the provisions of Section 23 of this Plan shall control. Unless otherwise provided in this Section 25 or prohibited by Rule 16b-3 under the Securities Exchange Act of 1934, the provisions of Sections 7, 18, 19, 20, 23, and 24 of this Plan shall apply to the grant of Options to the New Director Optionees. All options to be granted to the New Director Optionees shall be adjusted as described in Section 7 of the Plan. The provisions of this Section 25 shall not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the Rules thereunder.

Section 26. Indemnification of Plan Administrators. To the full extent permitted by state and federal law, no Plan Administrator shall be liable, and Fifth Third shall indemnify each Plan Administrator, for any act or omission with respect to his services as a Plan Administrator. All services performed as a Plan Administrator shall constitute services performed as a Director of Fifth Third so that each Plan Administrator shall be entitled to indemnification and reimbursement for his services as a Plan Administrator to the same extent as for services as a Director of Fifth Third.

Section 27. Governing Law. The Plan shall be governed by the laws of Kentucky, regardless of the law that might otherwise govern under applicable Kentucky principles of conflicts of laws.

EXHIBIT 1

Outstanding Options at Effective
Date of Merger

Name             Prior No.     Exercise      No. of        Exercise
                 of Out-       Price         Outstanding   Price
                 standing                    Options to
                 Options to                  Purchase
                 Purchase The                Fifth Third
                 Cumberland                  Common Stock
                 Common Stock                Under the
                                             Plan

H. David Hale    24,500        10.25         26,957          9.32
                 35,000        14.75         38,509         13.41

P. Norris
Shockley, Jr.    12,250        10.25         13,479          9.32
                 10,000        14.75         11,003         13.41

Robert C.
Pearson          12,250        10.25         13,479          9.32
                 10,000        14.75         11,003         13.41

John T. Doyle    5,000         12.75         5,502          11.59

Kenneth D.
Parrot           4,165         10.25         4,583           9.32
                 5,835         14.75         6,420          13.41

Paul J. Bacher   6,000         14.75         6,602          13.41

Mary L. Renn     6,000         14.75         6,602          13.41

Michael A.
Ringswald        6,000         14.75         6,602          13.41

Karl G.
Bergklint        4,000         14.75         4,401          13.41

Cathy S. Zion    4,000         14.75         4,401          13.41

Jeffry B. Kosse  4,000         12.25         4,401          11.13

Albert E. Dix    4,073         10.25         4,482           9.32

John C. Everett  4,073         10.25         4,482           9.32

John S.
Greenebaum       4,000         30.50         4,401          27.72